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                                                                   EXHIBIT 10.16


                              EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") by and between Gateway Companies, Inc., a Delaware corporation (the "Company"), and Richard T. Bradley (the "Executive") is made as of August 1, 2000.

     1. EMPLOYMENT PERIOD; COORDINATION WITH CHANGE OF CONTROL COMPENSATION AGREEMENT.

          (a) The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, pursuant to the terms and conditions set forth in this Agreement, for a period commencing August 1, 2000 (the "Commencement Date") and ending July 31, 2004, unless terminated earlier as provided herein (the "Initial Employment Period"), provided that the Initial Employment Period shall be automatically extended for successive one (1) year periods ("Additional Periods") unless terminated earlier as provided herein or a party gives written notice to the other party of non-extension at least ninety
(90) days prior to the end of the Initial Employment Period or the then Additional Period. A notice of non-extension by the Company shall be deemed a Termination without Cause as of the end of the then Initial Employment Period or Additional Period or such earlier date after notice as the Executive shall elect. The period of Executive's actual employment hereunder after the Commencement Date shall be referred to herein as the "Employment Period."

          (b) On or about the date hereof, Executive and the Company have entered or will enter into a Change of Control Compensation Agreement substantially in the form attached hereto as Exhibit "A" (the "Change of Control Agreement"). This Agreement and the Change of Control Agreement shall each remain in effect in accordance with their respective terms, provided, however, that:

          (i) If a Change of Control (as defined in the Change of Control Agreement) shall occur during the Employment Period and at a time when the Change of Control Agreement is in effect, then, (A) during the remaining Term (as defined therein) of the Change of Control Agreement, the terms "Cause" and "Good Reason" and "Disability" as used in this Agreement shall have the meanings assigned to such terms in the Change of Control Agreement, (B) Sections 6(a) and 6(c) of this Agreement and the third and fourth sentences of Section 5(b) of this Agreement shall not apply to any termination of Executive's employment occurring during the remaining Term of the Change of Control Agreement, and (C) the second sentence of Section 6(b) of this Agreement shall not apply to options and other equity awards to which Section 6.1 (C) of the change of Control Agreement applies; and

          (ii) If a Pre-Change of Control Entitlement Event (as defined in the Change of Control Agreement) shall occur during the Employment Period and at a time when the Change of Control is in effect, then (A) Executive shall not be entitled to benefits under
               Section 6(a) of this Agreement and (B) Sections 5(b) and Section 6(b) of this Agreement shall be of no force or effect (it being


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               understood and agreed that any termination of Executive's
               employment that would qualify as both a Pre-Change of Control Entitlement Event (for purposes of the Change of Control Agreement) and a termination of Executive's employment for "Cause" or without "Good Reason" (each as defined in this Agreement) shall be treated solely as a Pre-Change of Control Entitlement Event).

     2.   POSITION AND DUTIES.

          (a) During the Employment Period, the Executive shall be employed as Executive Vice President, Global Operations.

          (b) The Executive shall devote his full business time, attention and best efforts to his duties and responsibilities hereunder and shall comply with the Company's written rules and policies including, without limitation, the Company's Code of Ethics and Non-Harassment policy. It shall not be a violation of this Section for the Executive to (i) manage his personal investments, (ii) be involved in charitable, civic and professional activities, (iii) serve on for profit corporate or corporate advisory boards or committees approved by the President and Chief Executive Officer, or (iv) deliver lectures or fulfill speaking engagements, provided that the activities referred to in subparts (i) through (iv) do not interfere with the performance of the Executive's responsibilities as an employee of the Company or violate the Company's written rules and policies. In the event the President and Chief Executive Officer of the Company notifies Executive in writing that any such activity presents a conflict, or an appearance of a conflict, of interest with the Company, or violates the Company's written rules and policies, the Executive shall cease the activity as soon as reasonably practicable.

     3.   SALARY, BONUS AND BENEFITS.

          (a) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary of at least $475,000 (as increased from time to time, "Annual Base Salary"), payable pursuant to the Company's normal payroll practices.

          (b) ANNUAL BONUS. During the Employment Period, the Executive's annual target bonus shall be equal to 70% of the Executive's Annual Base Salary (the "Target Bonus") and shall be increased or reduced in accordance with the pay-out formula if established target performance goals are exceeded or not met. The target performance goals shall be established by the Compensation Committee of the Board (the Compensation Committee) at the beginning of each calendar year if pursuant to a plan subject to Section 162(m) of the Internal Revenue Code, or otherwise by the Company.

          (c) BENEFITS. The Executive shall be treated in the same manner as, and shall be entitled to such benefits and other perquisites as provided to, other senior executive officers ("Senior Executive Officers") of the Company. In this regard, the Executive shall be entitled to benefits under the Company's vacation, benefit and welfare plans which are generally applicable to other Senior Executive Officers including, without limitation, the Company's relocation plan, the Company's stock option plan, the retirement savings plan, and the short-term and long-term disability plans.


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     4.   STOCK OPTIONS.

          (a) INITIAL OPTION GRANT. At the time Executive commenced employment with the Company, Executive was given an initial option grant ("Initial Options") to purchase 175,000 shares (which was thereafter adjusted for the stock split that occurred on September 7, 1999) of Gateway common stock pursuant to the terms of the 1996 Long-Term Equity Incentive Plan (the "1996 Plan") and the related stock option agreement.

          (b) RETENTION OPTION GRANT. The Executive was granted by the Compensation Committee, on or about September 30, 1999, an option to purchase an additional 200,000 shares of Gateway common stock pursuant to the terms and conditions of the 1996 Plan and the related stock option agreement.

          (c) RECURRING OPTIONS. Commencing in calendar year 2000 and thereafter in each calendar year during the Employment Period, the Executive will be eligible for option grants in accordance with the provisions of the Company's stock incentive plan(s) then in effect. All stock option grants under
Section 4(c) of this Agreement will be granted under, and subject to, such plans. Any such options granted in calendar year 2000 but prior to the Commencement Date were, and shall continue to be, subject to the terms of the 1996 Plan (or its replacement) and the related stock option agreement(s).

     5.   TERMINATION OF EMPLOYMENT.

          (a) TERMINATION WITHOUT CAUSE AND TERMINATION WITH CAUSE. The Company may terminate the Executive's employment during the Employment Period without Cause or with Cause. For purposes of this Agreement, Termination without Cause shall mean any termination by the Company during the Employment Period other than for Cause or as a result of death, retirement, or Disability. Except as provided in Section 1(b) above, Termination for Cause shall mean termination resulting from, as determined in the Company's sole discretion, the Executive's
(i) conviction (including a plea of guilty or nolo contendere) of any felony of any kind (other than Limited Vicarious Liability or a routine traffic infraction) or any other crime (whether it is a felony or not) involving securities fraud, theft of assets of the Company, or falsification of the Company's books or records; (ii) material breach of the agreement signed by Executive as a condition of employment (attached hereto as Exhibit "B" and made a part hereof) which breach is not cured within twenty (20) days of written notice thereof; (iii) willful misconduct with regard to the Company; or neglect or dereliction of duty resulting in either case in economic harm to the Company or damage to the Company's name or reputation; (iv) failure to follow or in good faith attempt to follow the reasonable lawful direction of the President and Chief Executive Officer or Vice Chairman, or the person to whom the Executive directly reports; or (v) failure to comply with the Company's Code of Ethics or other policies including, without limitation, the Company's Non-Harassment policy. Limited Vicarious Liability, as used above, shall mean any liability which is based on acts of the Company (x) for which the Executive is charged solely as a result of his offices with the Company, (y) in which he was not directly or indirectly involved, and (z) with respect to which he had no prior knowledge or reasonable belief that a law was being violated.


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          (b)  GOOD REASON. The Executive may terminate employment for Good
Reason, which is referred to herein as a Termination for Good Reason. Except as provided in Section 1(b) above, Good Reason means: (i) a diminution in Executive's title; provided, however, that it shall not be deemed a diminution in Executive's title where Executive continues to carry the title Executive Vice President, (ii) the assignment of duties to the Executive that are materially and adversely inconsistent with the Executive's position as Executive Vice President, (iii) any material diminution in Executive's authority or responsibility, or (iv) any material breach by the Company of this Agreement. If the Executive determines that Good Reason exists, the Executive must notify the Company in writing, within 180 days following the Executive's knowledge of the first event which the Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under this Agreement. If the Company remedies such event within sixty (60) days following receipt of notice, the Executive may not terminate employment for Good Reason as a result of such event.

          (c) DEATH, RETIREMENT, OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death or retirement during the Employment Period. Except as provided in Section 1(b) above, the Executive's employment under this Agreement shall terminate for "Disability" where the Executive has been unable to render the material services required by his position as a result of physical or mental incapacity (as determined by the Company's disability insurance carrier) for a period of 180 consecutive days and the Company has notified the Executive of such termination while he is so disabled. The parties agree that exceeding such a period would constitute an undue hardship for the Company under Federal and state law including, without limitation, the Americans with Disabilities Act and the California Fair Employment and Housing Act.

          (d) TERMINATION WITHOUT GOOD REASON. The Executive may terminate his employment with the Company without Good Reason at any time. Any such termination is referred to herein as a Termination without Good Reason. Notice of non-extension by the Executive under Section 1 above shall be deemed a Termination without Good Reason as of the end of the Employment Period.

          (e) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a written notice which indicates the specific termination provision in this Agreement relied upon and, to the extent practicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     6.   PAYMENT OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          (a) TERMINATION WITHOUT CAUSE; TERMINATION FOR GOOD REASON. Upon (i) Termination without Cause or (ii) Termination for Good Reason during the Employment Period, and in either case subject to and conditioned on Executive's timely execution and non-revocation of a Separation Agreement and General Release of claims against the Company and its subsidiaries and affiliates in a form satisfactory to the Company, the Company shall pay the Executive an amount equal to two (2) times the sum of (x) the Executive's then current Annual Base Salary plus (y) the Executive's then current annual Target Bonus. The amount will be paid in a single lump sum payment within twenty (20) days after the date of termination. Any Company stock options or other equity, if


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any, held by the Executive as of the date of termination will be handled in accordance with Section 4 of this Agreement and the applicable plan and grants. In addition, the Executive will be entitled to Accrued Amounts, as defined in
Section 6(d) below.

          (b) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company will pay to the Executive the Executive's Annual Base Salary through the date of termination, to the extent not yet paid, and the Company shall have no further obligations under this Agreement. In addition, all outstanding Company stock options and other equity awards, if any, will be handled in accordance with Section 4 of this Agreement and the applicable plan and grants. In addition, the Executive will also be entitled to other Accrued Amounts.

          (c) DEATH, RETIREMENT, OR DISABILITY. If the Executive's employment is terminated by reason of the Executive's death, retirement, or disability during the Employment Period, the Company will pay the Executive (or the Executive's heirs or representatives, if applicable) the Executive's Annual Base Salary through the date of termination, to the extent not yet paid and other Accrued Amounts, plus a pro-rated amount of Executive's Target Bonus. In addition, any Company stock options or other equity, if any, held by the Executive as of the date of termination will be handled in accordance with
Section 4 of this Agreement and the applicable plans and grants.

          (d) ACCRUED AMOUNTS. Accrued Amounts shall mean Annual Base Salary and expense reimbursements due for the period prior to any termination.

     7. EXCISE TAX. The provisions of Annex B to the Change of Control Agreement are incorporated herein by reference and shall survive the termination of the Change of Control Agreement.

     8.   SUCCESSORS.

          (a) This Agreement is personal to the Executive and shall not be assignable by the Executive except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs or legal representatives. Notwithstanding the foregoing, any amounts that become payable hereunder pursuant to Section 6, shall be payable to Executive's estate if not paid prior to the Executive's death.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company or by law as a result of a merger or consolidation and only if such assignee promptly delivers to Executive a written assumption of this Agreement in form and substance reasonably acceptable to Executive.

     9.   MISCELLANEOUS.


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          (a)  This Agreement shall be governed, by, and construed in accordance with, the laws of the State of California, without reference to its conflict of law rules. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          IF TO THE EXECUTIVE

          Richard T. Bradley
          4545 Towne Centre Court
          San Diego, CA  92121

          IF TO THE COMPANY

          Gateway Companies, Inc.
          4545 Towne Centre Court
          San Diego, CA 92121
          Attn: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section 9(b). Notices and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or the company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) Except as provided herein, the Executive and the Company acknowledge that this Agreement constitutes the entire agreement between the parties and supersedes any prior agreement between the Executive and the Company concerning the subject matter hereof. Except as provided herein, the Executive shall not be entitled to participate in any severance plans or severance programs of the Company during the Employment Period.


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          (g)  The Company shall indemnify Executive with respect to claims
(both during and after employment) relating to Executive's service as an employee and officer of the Company and its affiliates and as a fiduciary of any benefit plan of any of the foregoing to the full extent permitted by applicable law and the Company shall cover the Executive under the Company's Directors and Officers indemnification insurance policy (as in effect from time to time) both during and after employment with regard to actions or inactions in such capacities.

          (h) The prevailing party in any litigation with regard to this Agreement or the grants hereunder, as determined by the Court, shall be awarded by the Court his or its reasonable legal fees and disbursements.

          (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


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